Exhibit 99.1

Oragenics, Inc. Announces Change in Management and Board of Directors

For Immediate Release

TAMPA, FL –October 30, 2014 – Florida-based biopharmaceutical company Oragenics, Inc. (NYSE:MKT – OGEN) has announced that on October 30, 2014 , Dr. John Bonfiglio resigned as Chief Executive Officer, President and director of Oragenics, Inc. to pursue other opportunities.

During the interim period before a new CEO is hired, the Board of Directors will provide direction to the Company, with Dr. Frederick Telling acting as its liaison with management. Mr. Sullivan, the Company’s current CFO, will serve as the Company’s interim principal executive officer to address the vacancy created by Dr. Bonfiglio’s resignation. The Board of Directors has begun the process of finding a permanent successor to Dr. Bonfiglio.

After his resignation, Dr. Bonfiglio stated “I am pleased to have had the opportunity to be of service to the Company and I remain optimistic about its future and the prospects for lantibiotic development.” Speaking for the Board of Directors, Dr. Telling stated: “Through John’s efforts the Company successfully developed a partnership with Intrexon and obtained substantial financing to advance its lantibiotic development and Company operations, which has positioned the Company for future growth. I want to thank Dr. Bonfiglio for his efforts on behalf of the Company and am confident he will be successful in his future endeavors.”

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming the world leader in novel antibiotics against infectious disease and probiotics for oral health in humans and pets. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation Inc. (XON), a synthetic biology company. The collaborations will allow Oragenics access to Intrexon’s proprietary technologies with the idea of accelerating the development of much needed new antibiotics that will work against resistant strains of bacteria and new therapeutic probiotics designed to alleviate symptoms from oral diseases. Oragenics also develops, markets and sells proprietary OTC probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora and ProBiora in more than 13 countries worldwide.

For more information about Oragenics, visit www.oragenics.com. Follow Oragenics on Facebook and Twitter.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those described in the filings of Intrexon and Oragenics with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics Corporate Contact	Investor / Media Contacts
Michael Sullivan	Stephanie Carrington / Aaron Estrada
Chief Financial Officer	The Ruth Group
Oragenics, Inc.	Tel: 646-536-7017/7028
4902 Eisenhower Drive, Suite 125	scarrington@theruthgroup.com / aestrada@theruthgroup.com
Tampa, FL 33634
Tel: 813-286-7900 msullivan@oragenics.com